Exhibit 10.1

December 19, 2011

W. Bibb Lamar Jr.
Chief Executive Officer
BancTrust Financial Group, Inc.
100 Saint Joseph Street, PO Box 3067
Mobile AL  36652

Dear Bibb:

This letter agreement (this “Agreement”) confirms certain terms related to the contemplated investment (the “Investment”) by Capital Z Partners III, L.P. (together with its affiliated entities, “Capital Z”) and Pine Brook Road Partners (together with its affiliated entities, “Pine Brook”) in BankTrust (the “Bank”) and BancTrust Financial Group Inc. (the “Company”).

In furtherance of the foregoing, the parties hereto agree as follows:

A.  Exclusivity.

i. No Solicitation of Transactions: From and after the date of this Agreement until March 15, 2012 (the “Exclusivity End Date”), none of the Bank, the Company or any of their respective directors, officers, employees, representatives, agents or advisors shall (i) initiate, solicit or knowingly encourage any inquiry, proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal (as defined below), (ii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, or (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person relating to, an Acquisition Proposal.

For purposes of this Agreement, the term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving the Company or the Bank and (b) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, of 25% or more of the total voting power of any class of equity securities of the Company or the Bank, or 25% or more of the consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

ii. Superior Proposal:  Notwithstanding the limitations set forth above, if, after the date of this Agreement and before the Exclusivity End Date, the Company receives an unsolicited Acquisition Proposal which did not result from or arise in connection with a breach of this Agreement, and which the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, either (1) constitutes a Superior Proposal (as defined below) or (2) could reasonably be expected to result in a Superior Proposal, the Company may terminate this Agreement to negotiate a definitive acquisition agreement (an “Acquisition Agreement”) with respect to any Superior Proposal; provided, that the Company shall have promptly paid any amounts due pursuant to Paragraph D.ii., regardless of whether the Company is successful in negotiating and/or signing an Acquisition Agreement.

For purposes of this Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal that (1) relates to the acquisition by any third party or parties of any of (i) a majority of the outstanding common stock of the Company, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of the Company, (2) is on terms that the Company’s Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to the Company from a financial point of view than the Investment and (3) is, in the reasonable judgment of the Company’s Board of Directors, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer and the third party or parties making the inquiry, proposal or offer.

B.  Definitive Investment Agreement:  The parties agree to work in good faith to sign and execute definitive documentation (the “Investment Agreement”) for the Investment during the period through the Exclusivity End Date, and will sign the Investment Agreement at the earliest mutually agreed upon time.

C.  Termination:  This Agreement may be terminated as follows:

i. By Capital Z or Pine Brook: upon written notice to the Company, if, prior to the Exclusivity End Date, there has been a willful breach of the exclusivity covenant set forth in Paragraph A.i. above; and

ii. By Company:  (a) in accordance with Paragraph A.ii., and (b) upon written notice to Capital Z and Pine Brook, if the parties have not prior to the Exclusivity End Date entered into the Investment Agreement.

D.  Expenses and Early Termination Fee:

i. Expenses:  the Company shall bear, and upon request by either Cap Z or Pine Brook shall promptly reimburse Capital Z or Pine Brook, as applicable, for all reasonable out-of-pocket expenses incurred in connection with the investigation, negotiation, execution and consummation of the transactions contemplated by this Agreement and the Investment Agreement (including without limitation fees and expenses of attorneys and accounting, financial, tax and other advisers, and any filing fees incurred by or on behalf of Capital Z and/or Pine Brook); provided, that  the Company’s reimbursement obligation to Capital Z and Pine Brook shall not exceed in the aggregate $625,000.

ii. Early Termination Fee:  If, before the Exclusivity End Date, either Capital Z or Pine Brook terminates this Agreement in accordance with Paragraph C.i. or the Company terminates this Agreement pursuant to Paragraph C.ii.(a), the Company shall pay to Capital Z and Pine Brook within three (3) business days after receipt of the written notice described in Paragraph C.i. above or prior to or with delivery of the notice described in Paragraph  A.ii. above, as applicable, an aggregate amount (the “Early Termination Fee”) equal to $1,750,000.

           iii.  Miscellaneous:  The Early Termination Fee, if due and payable hereunder, shall be in addition to the expenses paid by the Company to Capital Z and Pine Brook pursuant to Paragraph D.i.  The payment of the Early Termination Fee by the Company to Capital Z and Pine Brook constitutes liquidated damages and not a penalty, and together with expenses payable pursuant to Paragraph D.i. shall be the sole monetary remedy of Capital Z or Pine Brook in the event of termination of this Agreement pursuant to either Paragraph C.i. or C.ii.(a), as applicable.  There shall be no Early Termination Fee payable in the event this Agreement is terminated pursuant to Paragraph C.ii.(b).  Notwithstanding anything else contained herein, the Early Termination Fee, if due and payable hereunder, and the expenses payable pursuant to Paragraph D.i. shall be a joint, but not several, obligation of both BankTrust and the Company.

E. Applicable Law:  This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

F.  Counterparts:  This Agreement may be executed in counterparts, which together will constitute one and the same instrument.

Please confirm that the foregoing is in accordance with your understanding and agreement by signing a copy of this letter agreement in the space provided below.

Very truly yours,

CAPITAL Z

By:	Capital Z Partners III GP, Ltd.,
its ultimate general partner

By:	/s/ Brad Cooper
Name: Brad Cooper
Title: Managing Partner

PINE BROOK

By:	/s/ Robert E. Glanville
Name: Robert E. Glanville
Title: Executive Vice President

By:	__________________________________________________
Name: _____________________________________________
Title: _____________________________________________

Accepted and agreed as of the date first above written:

BANKTRUST

By:	/s/ F. Michael Johnson
Name:	F. Michael Johnson
Title:	Executive Vice President

BANCTRUST FINANCIAL GROUP INC.

By:	/s/ F. Michael Johnson
Name:	F. Michael Johnson
Title:	Executive Vice President